Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Damien Kane
732-499-7200 x2503
SVP, Director of Marketing
dkane@eNorthfield.com

NORTHFIELD BANK ANNOUNCES
DAVID V. FASANELLA TO JOIN
AS EXECUTIVE VICE PRESIDENT
AND DEPUTY CHIEF LENDING OFFICER

WOODBRIDGE, N.J., AUG. 27, 2018. Northfield Bank, wholly-owned subsidiary of Northfield Bancorp, Inc. (NASDAQ: NFBK) reported today that in connection with Northfield’s executive management succession plan, David V. Fasanella has joined the Bank as Deputy Chief Lending Officer. Kenneth J. Doherty, Executive Vice President and Chief Lending Officer, has announced his plans to retire by mid-year 2019, after more than 30 years at Northfield Bank.

Mr. Fasanella’s initial responsibilities will include developing strategies to expand the Bank’s commercial banking capabilities to complement its current real estate focused lending programs, while working with Mr. Doherty to transition to the role of Chief Lending Officer. Mr. Fasanella will bring his knowledge and experience to a team of more than 15 lenders and portfolio managers, and collaborate with the business development team to focus on growth of loans and deposits.

Mr. Fasanella brings over 28 years of commercial banking leadership to Northfield. He began his career as a Relationship Manager with Fleet Bank, CoreStates Bank, and The Bank of New York. He joined TD Bank in 2004, where he most recently served as Regional Vice President of the Regional Commercial Banking Group, responsible for the leadership and management of a commercial lending team, a commercial lending support team, and 14 retail stores.

Steven M. Klein, President and Chief Executive Officer of Northfield Bank said, “In keeping with our strategic plan, which prioritizes talent acquisition and succession preparation, we are pleased to have such a dynamic executive join our management team. Ken Doherty has been an integral part of the success of Northfield, leading the lending functions through an unprecedented level of growth while maintaining strong underwriting standards and pristine asset quality. Ken’s foresight, experience, and wisdom have been invaluable to both the Board of Directors and me. I look forward to working closely with Ken to affect a seamless transition of his role and responsibilities. Dave’s deep experience will be important as we continue to grow our footprint and expand our lending capabilities.”

Mr. Fasanella will be based out of Northfield Bank’s Woodbridge Operations Center located at 581 Main Street, Woodbridge, NJ.

About Northfield Bank

Northfield Bank, founded in 1887, is a $4.2 billion financial institution which operates 39 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union Counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.